BROWN SHOE REPORTS THIRD QUARTER FINANCIAL RESULTS

ST. LOUIS, MISSOURI, November 24, 2009 – Brown Shoe Company, Inc. (NYSE:BWS) reported results for the third quarter of 2009 ended October 31, 2009.

Third Quarter 2009 Results
•	Net sales were $625.6 million, a decrease of 1.0 percent, compared to $631.7 million in the year-ago quarter;
•	Same-store sales for Famous Footwear increased 4.7 percent during the quarter and Specialty Retail same-store sales increased 4.1 percent;
•	Gross profit rate increased by 210 basis points to 41.4 percent of net sales;
•	Operating earnings of $34.3 million; and
•
Net earnings attributable to Brown Shoe Company, Inc. (hereafter “net earnings”) were $16.3 million, or $0.38 per diluted share, inclusive of charges related to its information technology initiatives of $1.4 million, or $0.04 per diluted share.  This compares to net earnings in the third quarter of 2008 of $10.4 million, or $0.25 per diluted share, which included charges of $10.1 million, or $0.24 per diluted share, related to the Company’s headquarters consolidation and information technology initiatives.

Ron Fromm, Brown Shoe’s Chairman and Chief Executive Officer, stated, “We are pleased that we delivered better-than-expected sales and earnings during the third quarter.  Our strategies to offer trend-right product, an enhanced store experience, and the increased reach of our marketing communications helped deliver a strong Back-to-School selling season at Famous Footwear.  In addition, improved consumer reaction to our Naturalizer product and our other wholesale brands drove better sell-thrus at retail and, in particular, strong same-store sales results at our Naturalizer stores.  This, coupled with our expense and inventory disciplines, drove greater gross margins and improved operating performance in the quarter.”
Fromm concluded, “Although the timing of economic recovery remains uncertain, we are continuing these strategies into the fourth quarter and holiday season, as we expect consumers will continue to shop later in the season.  In addition, we believe the brands across our portfolio are well-positioned to gain market share, given their strong value propositions to consumers at diverse price points and channels of distribution.”

Consolidated Results for Third Quarter 2009:
•	Net sales were $625.6 million, a decrease of 1.0 percent, compared to $631.7 million in the third quarter of 2008.
o
Famous Footwear net sales were $389.2 million, an increase of 7.3 percent from the third quarter of last year, driven by a 4.7 percent same-store sales increase and operating 10 more stores than in the year-prior period;

o	Net sales in the Company’s Specialty Retail division increased 1.4 percent to $66.5 million, reflecting a 4.1 percent same-store sales increase during the quarter; and
o	Net sales at the Company’s Wholesale division were $169.9 million, a decrease of 16.5 percent, in the quarter versus the same period last year, in line with the Company’s previous outlook;
•	Gross profit rate in the third quarter increased 210 basis points to 41.4 percent of net sales from 39.3 percent of net sales in the third quarter of 2008, attributable to several factors, including:
o	a 390 basis point improvement in gross profit rate in its Wholesale business, driven primarily by an increase in the mix of higher-margin branded sales and an increase in vertical profit;
o
an increase in the mix of the Company’s retail business, which generates a higher gross profit rate than Wholesale.  Retail net sales represented 73 percent of consolidated net sales in the third quarter of 2009 versus 68 percent in the year-ago period; and

o	a 350 basis point improvement in gross profit rate in its Specialty Retail division, resulting primarily from higher average prices and lower markdowns at its retail stores;
•
Selling and administrative expenses in the third quarter increased by $3.3 million to $222.4 million, or 35.5 percent of net sales, versus $219.1 million, or 34.7 percent of net sales, in the same period last year. The year-over-year increase was primarily related to increased incentive compensation costs due to improved performance, the consolidation of the Edelman Shoe, Inc. business, and the impact of the retail facilities costs associated with operating 10 more Famous Footwear stores and the timing of the 21 closings in the quarter.  These increases were partially offset by operating eight fewer North American Specialty Retail stores and improved expense management across the enterprise;

•
Net restructuring and other special charges were $2.2 million in the third quarter of 2009 and $16.5 million in the third quarter of last year.  Charges in 2009 included costs related to the Company’s information technology initiatives, while charges in the third quarter of 2008 reflected costs related to its headquarters consolidation and information technology initiatives;

•
Operating earnings in the quarter were $34.3 million versus $13.1 million in the third quarter of 2008.  Adjusted for restructuring and other special charges, net, operating earnings in the quarter were $36.6 million versus $29.6 million in the year-earlier period;

•	Net interest expense in the quarter increased $1.3 million to $4.9 million versus $3.6 million in the year-ago period due to higher average borrowings on the Company’s revolving credit facility;
•	The Company’s effective tax rate in the quarter was 42.1 percent, due to a greater mix of domestic earnings in the quarter, versus a tax benefit in the year-ago quarter;
•
Net earnings were $16.3 million, or $0.38 per diluted share, versus $10.4 million, or $0.25 per diluted share, in the year-ago quarter.  Third quarter of 2009 net earnings included charges, net of tax, of $1.4 million, or $0.04 per diluted share, related to the Company’s information technology initiatives.  Third quarter of 2008 net earnings included charges, net of tax, of $10.1 million, or $0.24 per diluted share, related to its headquarters consolidation and information technology initiatives;

•
Inventory at quarter-end was $450.2 million, a 4.1 percent decrease as compared to $469.3 million at the end of the third quarter of 2008.  Average inventory on a per-store basis at Famous Footwear decreased 2.3 percent in the quarter and average inventory per store at the Company’s North American Specialty Retail stores declined 3.1 percent on a constant dollar basis, as compared to third quarter-end last year.  Inventory at its Wholesale division declined 9.4 percent year-over-year; and

•
At quarter-end, the Company’s borrowings against its revolving credit facility were $50.0 million with availability of approximately $320 million.  Cash and cash equivalents at quarter-end were $34.1 million.

Outlook
Based on third quarter results and the current outlook, the Company expects the following:
•	Consolidated net sales in the fourth quarter of 2009 are expected to grow in the low- to mid-single digit range versus the fourth quarter of 2008;
•
Famous Footwear same-store sales in the fourth quarter of 2009 are expected to be in a range of flat to a low-single digit increase.  Famous Footwear expects store openings for the full year of 2009 to total 54, with all openings completed at the end of the third quarter, while closing 55 to 70 stores;

•	For its Wholesale division, the Company expects a net sales increase in the high-single to low-double digits range for the fourth quarter;
•
Selling and administrative expenses as a percent of net sales are expected to be in the range of 38.9 to 39.2 percent for the full year, which includes costs of $9.0 million to $9.5 million related to its information technology initiatives;

•	Depreciation and amortization of capitalized software and intangible assets are expected to total $51 million to $53 million for the full year;
•
Net interest expense should approximate $20.1 million to $21.0 million for the full year, driven by increased periodic year-over-year borrowings and higher unused line fees on its revolving credit facility;

•	The Company expects a small tax provision for the full year that will be determined by the final mix of domestic and foreign earnings;
•	Purchases of property and equipment and capitalized software are targeted in the range of $51 million to $53 million for the full year; and
•
The Company expects to generate positive earnings in the fourth quarter, resulting in both positive operating earnings (earnings before interest and taxes) and positive net earnings for the full year of 2009.

Participation in Investor Conference

The Company will be presenting at the J.P. Morgan 11th Annual SMid Cap Conference, held at the J.P. Morgan Conference Center in New York City on Wednesday, December 2, at 11:45 a.m. Eastern Time. Ron Fromm, Chairman and Chief Executive Officer, and Mark Hood, Chief Financial Officer, will host the presentation, which will be webcast live along with the question-and-answer portion at www.brownshoe.com/investor.

Definitions

Consistent with new guidance issued by the FASB on noncontrolling interests in consolidated financial statements, all references in this press release, outside of the condensed consolidated financial statements that follow, unless otherwise noted, related to net earnings attributable to Brown Shoe Company, Inc. and diluted earnings per common share attributable to Brown Shoe Company, Inc. shareholders, are presented as net earnings and earnings per diluted share, respectively.

Non-GAAP Financial Measures
In this press release, the Company’s financial results are provided both in accordance with generally accepted accounting principles (GAAP) and using certain non-GAAP financial measures. In particular, the Company provides historic and estimated future net earnings and earnings per diluted share adjusted to exclude certain charges and recoveries, which are non-GAAP financial measures. These results are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help identify underlying trends in the Company’s business and provide useful information to both management and investors by excluding certain items that may not be indicative of the Company’s core operating results. These measures should not be considered a substitute for or superior to GAAP results.

Conference Call

A conference call to discuss third quarter 2009 results will be held today at 9:00 a.m. ET.  While participation in the question-and-answer session of the call will be limited to institutional analysts and investors, retail brokers and individual investors are invited to attend via a live web-cast at www.brownshoe.com/investor or  www.earnings.com (at the website, type in the BWS ticker symbol to locate the broadcast).

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:
This press release contains certain forward-looking statements and expectations regarding the Company's future performance and the future performance of its brands. Such statements are subject to various risks and uncertainties that could cause actual results to differ materially. These include  (i) changing consumer demands, which may be influenced by consumers' disposable income, which in turn can be influenced by general economic conditions; (ii) the timing and uncertainty of activities and costs related to the Company’s information technology initiatives, including software implementation and business transformation; (iii) potential disruption to the Company’s business and operations as it implements its information technology initiatives; (iv) the Company’s ability to utilize its new information technology system to successfully execute its strategies; (v) intense competition within the footwear industry; (vi) rapidly changing fashion trends and purchasing patterns; (vii) customer concentration and increased consolidation in the retail industry; (viii) political and economic conditions or other threats to continued and uninterrupted flow of inventory from China and Brazil, where the Company relies heavily on third-party manufacturing facilities for a significant amount of its inventory; (ix) the Company's ability to attract and retain licensors and protect its intellectual property; (x) the Company's ability to secure/exit leases on favorable terms; (xi) the Company's ability to maintain relationships with current suppliers; (xii) compliance with applicable laws and standards with respect to lead content in paint and other product safety issues; and (xiii) the Company’s ability to successfully execute its international growth strategy.  The Company's reports to the Securities and Exchange Commission contain detailed information relating to such factors, including, without limitation, the information under the caption “Risk Factors” in Item 1A of the Company’s Annual Report on Form 10-K for the year ended January 31, 2009, which information is incorporated by reference herein and updated by the Company’s Quarterly Reports on Form 10-Q. The Company does not undertake any obligation or plan to update these forward-looking statements, even though its situation may change.

About Brown Shoe Company, Inc.
Brown Shoe is a $2.2 billion footwear company with global operations.  Brown Shoe’s Retail division operates Famous Footwear, the more than 1,100-store chain that sells brand name shoes for the family, approximately 300 specialty retail stores in the U.S., Canada, and China primarily under the Naturalizer brand name, and footwear e-tailer shoes.com. Through its wholesale divisions, Brown Shoe markets leading footwear brands including Naturalizer, Dr. Scholl's, Franco Sarto, LifeStride, Etienne Aigner, Via Spiga, Sam Edelman and Buster Brown.  Brown Shoe press releases are available on the Company's website at www.brownshoe.com.

Contacts:
For investors:	For media:
Ken Golden	Erin Conroy
Brown Shoe Company, Inc.	Brown Shoe Company, Inc.
kgolden@brownshoe.com	econroy@brownshoe.com
314-854-4134	212-324-4515

SCHEDULE 1
BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
(Thousands, except per share data)	October 31, 2009	November 1, 2008	October 31, 2009	November 1, 2008

Net sales	$625,635	$631,657	$1,675,996	$1,755,367
Cost of goods sold	366,692	383,166	1,005,249	1,066,917

Gross profit	258,943	248,491	670,747	688,450

Selling and administrative expenses	222,384	219,065	641,721	638,203
Restructuring and other special charges, net	2,222	16,503	6,834	18,250
Equity in net (earnings) loss of nonconsolidated affiliate	–	(198)	–	169

Operating earnings	34,337	13,121	22,192	31,828

Interest expense	(5,029)	(4,137)	(15,192)	(12,398)

Interest income	52	508	340	1,550

Earnings before income taxes	29,360	9,492	7,340	20,980

Income tax (provision) benefit	(12,356)	852	(1,623)	(1,759)

Net earnings	$17,004	$10,344	$5,717	$19,221
Less: Net earnings (loss) attributable to noncontrolling interests	704	(54)	1,265	(589)
Net earnings attributable to Brown Shoe Company, Inc.	$16,300	$10,398	$4,452	$19,810
Basic earnings per common share attributable to Brown Shoe Company, Inc. shareholders	$0.38	$0.25	$0.10	$0.47
Diluted earnings per common share attributable to Brown Shoe Company, Inc. shareholders	$0.38	$0.25	$0.10	$0.47

Basic number of shares	41,588	41,547	41,579	41,516
Diluted number of shares	41,653	41,600	41,579	41,572

SCHEDULE 2

BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Thousands)	October 31, 2009	November 1, 2008	January 31, 2009
ASSETS

Cash and cash equivalents	$34,102	$35,977	$86,900
Receivables	84,884	99,615	84,252
Inventories	450,156	469,338	466,002
Prepaid expenses and other current assets	25,116	24,113	44,289
Total current assets	594,258	629,043	681,443

Other assets	117,304	105,184	103,137
Investment in nonconsolidated affiliate	–	6,472	–
Goodwill and intangible assets, net	78,919	211,008	84,000
Property and equipment, net	149,254	155,781	157,451
Total assets	$939,735	$1,107,488	$1,026,031

LIABILITIES AND EQUITY

Borrowings under revolving credit agreement	$50,000	$24,000	$112,500
Trade accounts payable	136,977	168,273	152,339
Accrued expenses	128,336	116,472	137,307
Total current liabilities	315,313	308,745	402,146

Long-term debt	150,000	150,000	150,000
Deferred rent	40,186	44,676	41,714
Other liabilities	30,639	42,285	29,957

Total Brown Shoe Company, Inc. shareholders’ equity	394,219	560,114	394,104
Noncontrolling interests	9,378	1,668	8,110
Total equity	403,597	561,782	402,214
Total liabilities and equity	$939,735	$1,107,488	$1,026,031

SCHEDULE 3

BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Thirty-nine Weeks Ended
(Thousands)	October 31, 2009	November 1, 2008

OPERATING ACTIVITIES:
Net earnings	$5,717	$19,221
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	27,454	30,228
Amortization of capitalized software	6,084	5,929
Amortization of intangibles	5,081	5,133
Amortization of debt issuance costs	1,646	1,110
Share-based compensation expense	3,168	967
Loss on disposal of facilities and equipment	756	933
Impairment charges for facilities and equipment	2,928	1,337
Deferred rent	(1,528)	3,261
Provision for doubtful accounts	529	496
Foreign currency transaction (gains) losses	(119)	115
Undistributed loss of nonconsolidated affiliate	–	169
Changes in operating assets and liabilities:
Receivables	(1,102)	16,658
Inventories	17,646	(36,748)
Prepaid expenses and other current assets	19,446	2,023
Trade accounts payable	(15,709)	(4,208)
Accrued expenses	(9,270)	(526)
Other, net	(4,461)	(4,585)
Net cash provided by operating activities	58,266	41,513

INVESTING ACTIVITIES:
Purchases of property and equipment	(22,201)	(47,568)
Capitalized software	(17,924)	(13,593)
Net cash used for investing activities	(40,125)	(61,161)

FINANCING ACTIVITIES:
Borrowings under revolving credit agreement	644,400	369,000
Repayments under revolving credit agreement	(706,900)	(360,000)
Proceeds from stock options exercised	–	313
Tax impact of share-based plans	(31)	118
Dividends paid	(9,007)	(8,891)
Net cash (used for) provided by financing activities	(71,538)	540

Effect of exchange rate changes on cash	599	(4,716)

Decrease in cash and cash equivalents	(52,798)	(23,824)

Cash and cash equivalents at beginning of period	86,900	59,801

Cash and cash equivalents at end of period	$34,102	$35,977

SCHEDULE 4

BROWN SHOE COMPANY, INC.
Reconciliation of Operating Earnings, Net Earnings and Diluted Earnings Per Share (GAAP Basis) to Adjusted Operating Earnings, Net Earnings and Diluted Earnings Per Share (Non-GAAP Basis)

	3rd Quarter 2009			3rd Quarter 2008
(Thousands, except per share data)	Operating Earnings	Net Earnings Attributable to Brown Shoe Company, Inc.	Diluted Earnings Per Share	Operating Earnings	Net Earnings Attributable to Brown Shoe Company, Inc.	Diluted Earnings Per Share

GAAP Earnings	$ 34,337	$ 16,300	$ 0.38	$ 13,121	$ 10,398	$ 0.25

Charges / Other Items:

IT Initiatives	2,222	1,437	0.04	932	598	0.01

Headquarters Consolidation	–	–	–	15,571	9,514	0.23

Total Charges / Other Items	2,222	1,437	0.04	16,503	10,112	0.24

Adjusted Earnings	$ 36,559	$ 17,737	$ 0.42	$ 29,624	$ 20,510	$ 0.49

	Nine Months 2009			Nine Months 2008
(Thousands, except per share data)	Operating Earnings	Net Earnings Attributable to Brown Shoe Company, Inc.	Diluted Earnings Per Share	Operating Earnings	Net Earnings Attributable to Brown Shoe Company, Inc.	Diluted Earnings Per Share

GAAP Earnings	$ 22,192	$ 4,452	$ 0.10	$ 31,828	$ 19,810	$ 0.47

Charges / Other Items:

IT Initiatives	6,834	4,402	0.10	1,396	896	0.02

Insurance Recoveries, Net	–	–	–	(10,166)	(6,210)	(0.15)

Headquarters Consolidation	–	–	–	27,020	16,508	0.40

Total Charges / Other Items	6,834	4,402	0.10	18,250	11,194	0.27

Adjusted Earnings	$ 29,026	$ 8,854	$ 0.20	$ 50,078	$ 31,004	$ 0.74

SCHEDULE 5

BROWN SHOE COMPANY, INC.
OPERATING RESULTS BY SEGMENT

	Famous Footwear		Wholesale Operations		Specialty Retail
($ millions)	3rd Quarter 2009	3rd Quarter 2008	3rd Quarter 2009	3rd Quarter 2008	3rd Quarter 2009	3rd Quarter 2008

Net Sales	$389.2	$362.7	$169.9	$203.4	$66.5	$65.6

Gross Profit	$171.1	$160.1	$57.8	$61.1	$30.0	$27.3

Gross Profit Rate	44.0%	44.1%	34.0%	30.1%	45.1%	41.6%

Operating Earnings (Loss)	$28.6	$20.0	$16.6	$18.5	$(1.4)	$(3.0)

Operating Earnings (Loss) %	7.3%	5.5%	9.8%	9.1%	(2.0)%	(4.6)%

Same-store Sales %	4.7%	(5.0)%	-	-	4.1%	(6.7)%

Number of Stores	1,148	1,138	-	-	294	303

	Famous Footwear		Wholesale Operations		Specialty Retail
($ millions)	Nine Months 2009	Nine Months 2008	Nine Months 2009	Nine Months 2008	Nine Months 2009	Nine Months 2008

Net Sales	$1,020.9	$1,007.7	$480.7	$561.1	$174.4	$186.6

Gross Profit	$441.9	$442.8	$153.6	$166.6	$75.3	$79.0

Gross Profit Rate	43.3%	43.9%	31.9%	29.7%	43.2%	42.3%

Operating Earnings (Loss)	$30.8	$38.9	$30.4	$38.8	$(11.9)	$(10.8)

Operating Earnings (Loss) %	3.0%	3.9%	6.3%	6.9%	(6.8)%	(5.8)%

Same-store Sales %	(2.1)%	(5.1)%	-	-	(1.2)%	(4.3)%